Exhibit 10.24

BARE ESCENTUALS BEAUTY, INC.

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of June 7, 2006 and entered into by and among BARE ESCENTUALS, INC., a Delaware corporation, formerly known as STB Beauty, Inc. (“Holdings”), BARE ESCENTUALS BEAUTY, INC., a Delaware corporation, formerly known as MD Beauty, Inc. (the “Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Consenting Lender” and collectively as “Consenting Lenders”), and BNP PARIBAS (“BNP Paribas”), as administrative agent for Lenders (in such capacity, “Administrative Agent”), and solely for purposes of Section 3 hereof, the Credit Support Parties (as defined in Section 3 hereof).  Reference is made to that certain Credit Agreement dated as of February 18, 2005, as amended by the First Amendment to Credit Agreement dated as of July 21, 2005, the Second Amendment to Credit Agreement dated as of October 7, 2005, and the Third Amendment to Credit Agreement dated as of March 17, 2006, in each case by and among Holdings, Company, the Lenders referenced therein and BNP Paribas, as Administrative Agent (the “Credit Agreement”). Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.

RECITALS

WHEREAS, Company and Lenders desire to amend the Credit Agreement to:

(i)            permit Company to incur additional Term Loans under the Credit Agreement (“New Terms Loans”), in an aggregate principal amount which, when added to the Term Loans held by Consenting Lenders, equals $359,250,000, the proceeds of which will be used to prepay Term Loans which are held by Non-Consenting Lenders (defined below), to make a dividend to the shareholders of Holdings and to pay certain transaction costs and expenses;

(ii)           increase the aggregate Revolving Loan Commitments to $25,000,000;

(iii)          permit Company to incur additional Second Lien Term Loans in the aggregate principal amount of up to $88,000,000, the proceeds of which will be used to make a dividend to the shareholders of Holdings and to pay certain transaction costs and expenses;

(iv)          permit Holdings to issue subordinated notes in the aggregate principal amount of up to $125,000,000, the proceeds of which will be used to make a dividend to the shareholders of Holdings and to pay certain transaction costs and expenses (it being understood that the notes issued by Holdings concurrently with the execution of the original Credit Agreement have since been prepaid in full as permitted by the First Amendment to the Credit Agreement); and

(iv) make certain other modifications as set forth below.  Lenders party to the Credit Agreement which are not Consenting Lenders (each a “Non-Consenting Lender” and together the “Non-Consenting Lenders”)) will not be affected by Section 1 of this Amendment because their Loans will be fully prepaid and their Revolving Loan Commitments will be terminated on the Fourth Amendment Effective Date.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                                                    AMENDMENTS TO CREDIT AGREEMENT

1.1          Amendments to Subsection 1.1:  Certain Defined Terms.

A.            Subsection 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Maximum Consolidated Capital Expenditures Amount” therefrom.

B.            Subsection 1.1 of the Credit Agreement is hereby further amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“Fourth Amendment” means that certain Fourth Amendment to this Agreement, dated as of June 7, 2006.

“Fourth Amendment Effective Date” means the date the conditions to the effectiveness of the Fourth Amendment, set forth in Section 4 thereof, are satisfied.

“Fourth Amendment Dividend Payment” means, collectively, (a) the application by the Company of (i) a portion of the proceeds of the additional Term Loans contemplated by the Fourth Amendment and the additional Second Lien Term Loans contemplated by the Second Lien Fourth Amendment and (ii) certain other funds, in each case towards a dividend by the Company to Holdings and (b) the application by Holdings of the proceeds of the dividends described in clause (a) and the proceeds of the Holdings Notes towards a dividend to its shareholders, such dividends to be made on or about the Fourth Amendment Effective Date in an aggregate amount not to exceed $341,000,000.

“IPO” means the consummation of an initial public offering of any of Holdings’ equity Securities.

“Second Lien Fourth Amendment” means the Fourth Amendment to Term Loan Agreement dated as of June 7, 2006 by and among Holdings, Company, the financial institutions party thereto, and BNP Paribas, as administrative agent for lenders thereunder.

C.            Subsection 1.1 of the Credit Agreement is hereby further amended by deleting the definition of the term set forth in quotation marks below and substituting therefor the following definition:

“Borrowing Base” means, at any time, an amount equal to the Revolving Loan Commitment Amount then in effect.

“Change in Control” means any of the following:  (a) at any time prior to an IPO, Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least a majority of the issued and outstanding shares of Capital Stock of Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Company; (b) at any time after an IPO, (I) Permitted

Holders shall cease to beneficially own and control, directly or indirectly, at least 30% of the capital stock of Company, or (II) any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding Permitted Holders, shall become the beneficial owner, directly or indirectly, of a greater percentage of the then outstanding voting stock of the Company than that held by Permitted Holders; (c) during any period of twelve (12) consecutive months, the Governing Body of the Company shall not consist of a majority of the Continuing Members; (d) the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company; or (e) the occurrence of any “Change in Control” or similar event under the Second Lien Term Loan Documents or the Holdings Note Documents.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes paid or provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items (including, without limitation, non-cash effect of any purchase accounting, write-down of intangibles and marking hedges to market), (vii) non-cash employee compensation expenses, (viii) the CEO Payment Amount, (ix) Management Fees during such period, (x) any charges associated with the one-time write offs related to the Emeryville Lease and the Corporate Office Lease, provided that the aggregate amount of such charges included in this clause (x) shall not exceed $2,000,000, (xi) Transaction Costs and any other non-recurring or extraordinary Cash costs incurred in such period, provided that the aggregate amount of such other non-recurring or extraordinary Cash costs included in this clause (xi) shall not exceed $3,000,000 in any one Fiscal Year or $9,000,000 in the aggregate from and after the Closing Date, and (xii) reasonable and customary expenses incurred in such period and associated with an IPO; provided that the aggregate amount of such expenses  included in this clause (xii) shall not exceed $2,500,000, but only, in the case of clauses (ii)-(xii), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.  Notwithstanding anything contained herein to the contrary, the creation and reversal of reserves in the ordinary course of business shall not constitute non-cash items for purposes of calculating Consolidated EBITDA.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA (but determined by adding back thereto, but without duplication, any amounts deducted in the calculation of Consolidated Net Income for such period that were paid, incurred or accrued in violation of any of the provisions of this Agreement) and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Loan Commitment Amount is permanently reduced in connection with such repayments, and repayments of Indebtedness that is not incurred in compliance with subsection 7.1), (b) Consolidated Capital Expenditures (net proceeds of any related financing with respect to such expenditures) (c) Consolidated Cash Interest Expense in respect of Indebtedness incurred in compliance with subsection 7.1, (d) current taxes based on income of Company and its Subsidiaries paid in cash such period, (e) Management Fees paid in cash during such period to the extent permitted pursuant to subsection 7.5, (f) any cash consideration paid during such period by Company or any of its Subsidiaries in connection with any Permitted Acquisition (net of any amount of Indebtedness incurred or assumed or proceeds of any equity received, in connection therewith), and (g) Transaction Costs, expenses associated with an IPO, and any other non-recurring or extraordinary Cash costs, in each case incurred in such period and added to Consolidated Net Income in the calculation of Consolidated EBITDA for such period; provided that for Fiscal Year 2006, all components of Consolidated Excess Cash Flow shall be calculated for the period from the Fourth Amendment Effective Date to January 1, 2007.

“Holdings Note Purchase Agreement” means that certain Note Purchase Agreement dated as of June 7, 2006 by and between Holdings, York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P. and certain other note purchasers party thereto, pursuant to which the Holdings Notes are issued on June 7, 2006.

“Holdings Note Documents” means the Holdings Note Purchase Agreement, Holdings Subordination Agreement, Holdings Notes, the management fee subordination agreement dated as of June 7, 2006 by and among Berkshire Partners LLC, York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P. and certain other note purchasers party thereto, the subordination letter dated as of June 7, 2006 by and among JH Partners LLC, York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P. and certain other note purchasers party thereto, and the Subordination Agreement dated as of June 7, 2006 by and among Holdings, York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P., Berkshire Investors LLC, Berkshire Fund V Limited Partnership, Berkshire Fund VI Limited Partnership and JH MDB Investors, L.P. and certain other note holders party thereto.

“Holdings Notes” means those certain 15.0% Senior Subordinated Notes due June 7, 2014 issued by Holdings pursuant to the Holdings Note Purchase Agreement.

“Holdings Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof by and among Administrative Agent, BNP Paribas, as administrative agent under the Second Lien Term Loan Agreement, Holdings, York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P. and certain other note purchasers party thereto.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of the Fourth Amendment, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Second Lien Term Loan Agreement” means the Term Loan Agreement dated as of February 18, 2005, by and among Holdings, Company, the financial institutions party thereto and BNP Paribas, as administrative agent, as amended by the First Amendment to Term Loan Agreement dated as of July 21, 2005, the Second Lien Second Amendment, the Third Amendment to Term Loan Agreement dated as of March 16, 2006, the Second Lien Fourth Amendment, and any replacement agreement or facility existing at any time and permitted pursuant to the terms hereof; provided that the lenders party to such replacement agreement or facility expressly agree to be bound by the Intercreditor Agreement or enter into an intercreditor agreement in form and substance satisfactory to Administrative Agent and the Requisite Lenders.

“Transaction Costs” means all fees, costs, expenses, premiums, termination payments and prepayment penalties incurred by any Loan Party (a) on, before or shortly after the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements, including write-off of deferred financing costs and (b) on, before or shortly after the Fourth Amendment Effective Date in connection with the transactions contemplated by the Fourth Amendment, including write-off of deferred financing costs.

1.2                               New Term Loans and New Revolving Commitments; Conversion of Existing Loans and Commitments; Waiver of Prepayment.

A.            Term Loans.  Each Consenting Lender that has committed to fund New Term Loans agrees to lend to the Company on the Fourth Amendment Effective Date the amount of such New Term Loan commitment.  The Company shall apply the proceeds of such Term Loans to prepay Term Loans held by Non-Consenting Lenders, and for the other purposes described in Section 2.5A of the Credit Agreement (as amended hereby).

B.            Revolving Loans.  The Revolving Loan Commitments of each Non-Consenting Lender shall be deemed terminated on the Fourth Amendment Effective Date.  Each Consenting Lender’s existing Revolving Loan Commitment shall remain in effect, or shall be increased, as the case may be, to equal the Revolving Loan Commitment ascribed to such Lender on Schedule 2.1 annexed to this Fourth Amendment.  Schedule 2.1 to the Credit Agreement is deleted and replaced by Schedule 2.1 annexed to this Fourth Amendment effective on the Fourth Amendment Effective Date.  Each Consenting Lender agrees to lend to the Company on the Fourth Amendment Effective Date its Pro Rata Share (based on such new Schedule 2.1), if any, of the principal amount (together with accrued and unpaid interest thereon) of the Revolving Loans held by Non-Consenting Lenders immediately prior to the Fourth Amendment Effective Date.  The Company shall apply the proceeds of such Revolving Loans to repay Revolving Loans held by Non-Consenting Lenders.

C.            Waiver of Prepayment and Ratable Sharing.  Each Consenting Lender hereby waives any requirement under Section 2.4B(iii) the Credit Agreement that its Loans be prepaid, or that its Revolving Loan Commitments be terminated, from the proceeds of the Loans funded pursuant to this Fourth Amendment, the loans funded pursuant to the Second Lien Fourth Amendment or the Holdings Notes.  Furthermore, each Consenting Lender waives its rights under Section 10.5 of the Credit Agreement to ratably share in any prepayment of Loans held by Non-Consenting Lenders pursuant to this Fourth Amendment.  The foregoing waivers shall be narrowly construed to apply only to the transactions specifically described therein.  All requirements for prior notification of prepayment of Loans and termination of Revolving Loan Commitments are hereby waived for the sole purposes of effecting the transactions contemplated by this Fourth Amendment.

1.3                               Amendments to Subsection 2.1A: Commitments.

A.            Subsection 2.1A(i) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“(i)  Term Loans.  On the Fourth Amendment Effective Date, the Term Loans will be funded and used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Term Loan Exposure shall be set forth in the Register and the aggregate amount of the Term Loans as of the Fourth Amendment Effective Date is $359,250,000; provided that the Term Loan Exposure of each Lender shall be adjusted to give effect to any assignments of such Term Loans pursuant to subsection 10.1B.  Once repaid or prepaid, Term Loans may not be reborrowed.”

B.            Subsection 2.1A(ii) of the Credit Agreement is hereby amended by changing the number “$15,000,000” therein to “25,000,000.”

1.4                               Amendment to Subsection 2.2A: Rate of Interest.

Subsection 2.2A(i) of the Credit Agreement is hereby amended by deleting the table contained therein in its entirety and substituting the following therefor:

Consolidated Leverage Ratio	LIBOR Margin	Base Rate Margin
Greater than or equal to 3.50:1.00	2.75%	1.75%
Less than 3.50:1.00	2.50%	1.50%

1.5                               Amendments to Subsection 2.4A: Repayments, Prepayments and Reductions in Revolving Loan Commitments.

A.            Subsection 2.4A of the Credit Agreement is hereby amended by deleting the table contained therein in its entirety and substituting the following therefor:

Date	Scheduled Repayment
June 30, 2006	$4,490,625
September 30, 2006	$4,490,625
December 31, 2006	$4,490,625
March 31, 2007	$4,490,625
June 30, 2007	$4,490,625
September 30, 2007	$4,490,625
December 31, 2007	$4,490,625
March 31, 2008	$4,490,625
June 30, 2008	$4,490,625
September 30, 2008	$4,490,625
December 31, 2008	$4,490,625
March 31, 2009	$4,490,625
June 30, 2009	$4,490,625
September 30, 2009	$4,490,625
December 31, 2009	$4,490,625
March 31, 2010	$4,490,625
June 30, 2010	$4,490,625
September 30, 2010	$4,490,625
December 31, 2010	$4,490,625
March 31, 2011	$4,490,625
June 30, 2011	$67,359,375
September 30, 2011	$67,359,375
December 31, 2011	$67,359,375
Stated Maturity Date	$67,359,375
TOTAL:*	$359,250,000

*Total of payments June 30, 2006 through Stated Maturity Date

B.            Subsection 2.4B(iii)(c) of the Credit Agreement is hereby amended by inserting, at the end of the parenthetical therein, the following:

“and (vi) Net Securities Proceeds which are applied to make a prepayment of Holdings Notes or Second Lien Term Loans permitted by clauses (vii) and (viii) of subsection 7.5”

1.6                               Amendment to Subsection 2.5: Use of Proceeds.

Subsection 2.5A of the Credit Agreement is hereby deleted and replaced with the following:

“The proceeds of the Term Loans funded on the Fourth Amendment Effective Date will be applied to (i) refinance certain existing Term Loans, (ii) make the Fourth Amendment Dividend Payment and (iii) to pay for fees and expenses incurred in connection with the Fourth Amendment and the Second Lien Fourth Amendment.”

1.7                               Amendments to Subsection 6.1: Financial Statements and Other Reports.

A.            Subsection 6.1(ii) of the Credit Agreement is hereby amended by inserting the following at end thereof:

“provided, however, that, with respect to any fiscal period ended 180 days or more after an IPO, so long as Company is required to file reports under Section 13 of the Exchange Act, the requirements of this paragraph shall be deemed satisfied (including the requirements to deliver monthly financial statements) by the delivery of the quarterly financials of Company on Form 10-Q for the relevant Fiscal Quarter, signed by the duly authorized officer or officers of Company”.

B.            Subsection 6.1(iii) of the Credit Agreement is hereby amended by inserting the following at end thereof:

“provided, however, that, with respect to any fiscal period ended 180 days or more after an IPO, so long as Company is required to file reports under Section 13 of the Exchange Act, the requirements of this paragraph shall be deemed satisfied by the delivery of, the year-end financials of Company on Form 10-K for such Fiscal Year, signed by the duly authorized officer or officers of Company”.

C.            Subsection 6.1(xviii) of the Credit Agreement (requiring the delivery of Borrowing Base Certificates) is hereby deleted.

1.8                               Amendment to Subsection 6.10: Interest Rate Protection.

Subsection 6.10 of the Credit Agreement is hereby amended by deleting “September 30, 2006” and replacing same with “October 2, 2007” and by deleting “2.00:1.00” and replacing same with “3.00:1.00.”

1.9                               Amendments to Subsection 7.1: Indebtedness.

A.            Subsection 7.1(iii) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“(iii)  Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases or to finance the purchase price of equipment, fixtures, inventory and other similar property of Company and its Subsidiaries aggregating not in excess of $2,000,000 in Fiscal Year 2005, $8,000,000 in Fiscal Year 2006, $12,000,000 in Fiscal Year 2007, $16,000,000 in Fiscal Year 2008 and $20,000,000 in Fiscal Year 2009 and thereafter;

B.            Subsection 7.1(vi) of the Credit Agreement is hereby further amended by deleting “$146,000,000” and replacing same with “$234,000,000.”

C.            Subsection 7.1(viii) of the Credit Agreement is hereby further amended by deleting “$10,000,000” and replacing same with “$15,000,000.”

1.10                        Amendment to Subsection 7.2: Liens and Related Matters.

Subsection 7.2A(iii) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“(iii) Liens securing Indebtedness incurred pursuant to subsection 7.1(iii); provided that such Liens shall not in the aggregate secure Indebtedness in excess of $2,000,000 in Fiscal Year 2005, $8,000,000 in Fiscal Year 2006, $12,000,000 in Fiscal Year 2007, $16,000,000 in Fiscal Year 2008 and $20,000,000 in Fiscal Year 2009 and thereafter;

1.11                        Amendments to Subsection 7.3:  Investments; Acquisitions.

A.            Subsection 7.3(iv) of the Credit Agreement is hereby amended by deleting the phrase “permitted by subsection 7.8” therefrom.

B.            Subsection 7.3(x) of the Credit Agreement is hereby amended by deleting “$5,000,000” in each place it appears and replacing same with “$10,000,000” and by deleting “$15,000,000” in each place it appears and replacing same with “$30,000,000.”

C.            Subsection 7.3(xii) of the Credit Agreement is hereby amended by deleting “$10,000,000” and replacing same with “$15,000,000.”

D.            Subsection 7.3(xiv) of the Credit Agreement is hereby amended by deleting “$1,000,000” and replacing same with “$2,000,000.”

1.12                        Amendments to Subsection 7.4:  Contingent Obligations.

A.            Subsection 7.4(v) of the Credit Agreement is hereby amended by deleting “$1,000,000” and replacing same with “$2,000,000.”

B.            Subsection 7.4(viii) of the Credit Agreement is hereby amended by deleting “$2,000,000” and replacing same with “$4,000,000.”

C.            Subsection 7.4(ix) of the Credit Agreement is hereby amended by deleting “$8,000,000” and replacing same with “$10,000,000.”

1.13                        Amendment to Subsection 7.5:  Restricted Junior Payments.

Subsection 7.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Neither Company nor Holdings shall, nor shall either permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company and Holdings may make the Fourth Amendment Dividend Payment, (ii)  Company may make regularly scheduled payments of interest on the Second Lien Term Loans so long as no Event of Default described in subsection 8.1, 8.6 or 8.7 exists, and so long as the Administrative Agent has not delivered to the Borrower written notice of acceleration or the intent to commence any other remedy with respect to any other then-existing Event of Default, (iii) Company may prepay the Second Lien Term Loans, with the Excess Cash Flow not required to be prepaid under subsection 2.4B(iii)(e), provided that the Applicable Consolidated Leverage Ratio is 3.00:1.00 or less, (iv) Company may make Restricted Junior Payments to Holdings (a) in an aggregate amount not to exceed $300,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses (other than Management Fees), and (b) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (v) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to repurchase Holdings Capital Stock (or any options rights to acquire such Capital Stock) from any former or current employee of Holdings or its Subsidiaries so long as the aggregate amount of all such repurchases shall not exceed $5,000,000 in any Fiscal Year and shall not exceed $10,000,000 in the aggregate, and Holdings may repurchase such Capital Stock using the proceeds of such Restricted Junior Payments by Company or, if such Restricted Payments are not made by Company in sufficient amounts to effect such repurchase, Holdings may issue promissory notes in exchange for such Capital Stock and may subsequently redeem such promissory notes, (vi) so long as no Event of Default under any of subsection 8.1, 8.6 or 8.7 shall have occurred and be continuing, Company may pay Management Fees with respect to and as provided under the terms of the Management Agreements; (vii) Company may prepay the Second Lien Term Loans with Net Securities Proceeds from the issuance of any equity Securities of Holdings, provided that the Applicable Consolidated Leverage Ratio immediately prior to such issuance is 3.00:1.00 or less; (viii) Company may prepay the Holdings Notes with Net Securities Proceeds from the issuance of any equity Securities of Holdings provided that the Applicable Consolidated Leverage Ratio is 4.50:1.00 or less (provided, however, that for this purpose only, the Applicable Consolidated Leverage Ratio will be calculated (A) to include the amount of the then-outstanding Holdings Notes in Consolidated Total Debt, and (B) to give pro forma effect to the prepayment of Indebtedness to made from such Net Securities Proceeds, including the proposed prepayment of Holdings Notes); and (ix) Company may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to pay transaction fees set forth in Section 1.6 of the Holdings Note Purchase Agreement.”

1.14                        Amendments to Subsection 7.6: Financial Covenants.

A.            Subsection 7.6A of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“A.          Minimum Cash Interest Coverage Ratio.  Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

Period ending	Minimum Cash Interest Ratio

Second Fiscal Quarter 2005	2.70:1.00
Third Fiscal Quarter 2005	2.70:1.00
Fourth Fiscal Quarter 2005	1.75:1.00
First Fiscal Quarter 2006	2.00:1.00
Third Fiscal Quarter 2006	1.70:1.00
Fourth Fiscal Quarter 2006	1.70:1.00
First Fiscal Quarter 2007	1.70:1.00
Second Fiscal Quarter 2007	1.70:1.00
Third Fiscal Quarter 2007	1.75:1.00
Fourth Fiscal Quarter 2007	1.85:1.00
First Fiscal Quarter 2008	2.00:1.00
Second Fiscal Quarter 2008	2.00:1.00
Third Fiscal Quarter 2008	2.10:1.00
Fourth Fiscal Quarter 2008	2.15:1.00
First Fiscal Quarter 2009 and each Fiscal Quarter thereafter	2.50:1.00

For purposes of calculating compliance with the Minimum Cash Interest Coverage Ratio covenant set forth in this subsection 7.6A for the period from the Fourth Amendment Effective Date though the first anniversary of the Fourth Amendment Effective Date, Consolidated Cash Interest Expense shall be calculated as of any date of determination by multiplying Consolidated Cash Interest Expense from the Fourth Amendment Effective Date through such date of determination by a fraction the numerator of which is 365 and the denominator of which is the number of days elapsed since the Fourth Amendment Effective Date as of such date of determination.”

B.            Subsection 7.6B of the Credit Agreement is hereby deleted.

C.            Subsection 7.6C of the Credit Agreement is hereby amended by deleting the table contained therein in its entirety and substituting the following therefor:

Period	Maximum Leverage Ratio

Second Fiscal Quarter 2005	4.75:1.00
Third Fiscal Quarter 2005	4.75:1.00
Fourth Fiscal Quarter 2005	5.90:1.00
First Fiscal Quarter 2006	5.75:1.00
Third Fiscal Quarter 2006	6.00:1.00
Fourth Fiscal Quarter 2006	5.85:1.00
First Fiscal Quarter 2007	5.85:1.00
Second Fiscal Quarter 2007	5.80:1.00
Third Fiscal Quarter 2007	5.50:1.00
Fourth Fiscal Quarter 2007	5.25:1.00
First Fiscal Quarter 2008	4.85:1.00
Second Fiscal Quarter 2008	4.75:1.00
Third Fiscal Quarter 2008	4.50:1.00
Fourth Fiscal Quarter 2008	4.10:1.00
First Fiscal Quarter 2009	3.50:1.00
Second Fiscal Quarter 2009	3.50:1.00
Third Fiscal Quarter 2009	3.50:1.00
Fourth Fiscal Quarter 2009	3.50:1.00
First Fiscal Quarter 2010	2.50:1.00
Second Fiscal Quarter 2010	2.50:1.00
Third Fiscal Quarter 2010	2.50:1.00
Fourth Fiscal Quarter 2010	2.50:1.00
First Fiscal Quarter 2011 and each Fiscal Quarter thereafter	1.75:1.00

1.15                        Amendment to Subsection 7.7: Restriction on Fundamental Changes; Asset Sales.

Subsection 7.7(v) of the Credit Agreement is hereby amended by deleting “$400,000” and replacing same with “$800,000.”

1.16                        Amendment to Subsection 7.8: Consolidated Capital Expenditures.

Subsection 7.8 of the Credit Agreement is hereby deleted.

1.17                        Amendment to Subsection 10.19: Confidentiality.

                Subsection 10.19 of the Credit Agreement is hereby amended by deleting clause (f) in its entirety and replacing the following therefor:

“(f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this

Agreement, (ii) any pledgee referred to in subsection 10.01D, or  (iii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company”.

SECTION 2.                                                    REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Administrative Agent to enter into this Amendment, Company and Holdings each represents and warrants to each Lender and Administrative Agent that the following statements are true, correct and complete:

(i)            each of Company and Holdings has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”);

(ii)           the execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of Company and Holdings;

(iii)          the execution and delivery by Company and Holdings of this Amendment and the performance by Company and Holdings of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings, Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Holdings, Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Holdings, Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings, Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings, Company or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders and other Liens permitted under the Amended Agreement), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings, Company or any of its Subsidiaries, except for with respect to the foregoing clauses (i) , (ii) and (iv)  above, such violations, conflicts, breaches, defaults or failures to obtain approvals or consents which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)          the execution and delivery by Company of this Amendment and the performance by Holdings and Company of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for registrations, consents, approvals, notices and other actions the failure to obtain or take have not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v)           this Amendment and the Amended Agreement have been duly executed and delivered by Company and Holdings and are the legally valid and binding obligations of Company and Holdings, enforceable against Company and Holdings in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(vi)          the representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the date hereof and the Fourth Amendment Effective Date to the same extent as though made on and as of such dates, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date; and

(vii)         no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

SECTION 3.                 ACKNOWLEDGEMENT AND CONSENT

Each Subsidiary Guarantor (each individually a “Credit Support Party” and collectively, the “Credit Support Parties”) has read this Amendment and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Credit Support Party under, and the Liens granted by such Credit Support Party as collateral security for the indebtedness, obligations and liabilities evidenced by the Credit Agreement and the other Loan Documents pursuant to, each of the Loan Documents to which such Credit Support Party is a party shall not be impaired and each of the Loan Documents to which such Credit Support Party is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

Each of Holdings, Company and the Subsidiary Guarantors hereby acknowledges and agrees that the Secured Obligations under, and as defined in, the Security Agreement dated as of February 18, 2006, by and among Holdings, Company, the Subsidiary Guarantors and Administrative Agent (the “Security Agreement”) will include all Obligations under, and as defined in, the Credit Agreement (as amended hereby).

Each Subsidiary Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Credit Support Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Credit Agreement.

SECTION 4.                                                    CONDITIONS TO EFFECTIVENESS

Except as set forth below, this Amendment shall become effective only upon the satisfaction of the following conditions precedent (the “Closing Conditions”):

A.            Corporate Documents.  On or before the Fourth Amendment Effective Date, Company shall and shall cause each other Credit Support Party to deliver to Lenders (or to Administrative Agent for Lenders with sufficient executed copies, where appropriate, for each

Lender and its counsel), with respect to Company or such other Credit Party, as the case may be, a Secretary’s Certificate, in form and substance reasonably satisfactory to Administrative Agent and dated the Fourth Amendment Effective Date, certifying that (1) the Organizational Documents of Company, (2) the resolutions of the Board of Directors of Company and each other Credit Support Party and (3) the signature and incumbency certificate of Company and each other Credit Support Party, in each case, as delivered to Administrative Agent on the Closing Date, are in full force and effect and have not been amended or modified in any respect since the Closing Date.

B.            Opinion of Counsel.  Lenders and their respective counsel (or Administrative Agent on behalf of Lenders and their respective counsel) shall have received executed copies of one or more favorable written opinions of Latham & Watkins LLP, counsel for Loan Parties in form and substance reasonably satisfactory to Administrative Agent and its counsel and dated as of the Fourth Amendment Effective Date.

C.            Amendment of Second Lien Term Loan Agreement.  Administrative Agent shall have received a written amendment of the Second Lien Term Loan Agreement executed by Holdings, Company, Requisite Lenders under the Second Lien Term Loan Agreement and BNP Paribas, as administrative agent, in form and substance satisfactory to Administrative Agent.

D.            Holdings Note Documents.  Administrative Agent shall have received a copy of each of the fully executed and final Holdings Note Documents, in form and substance satisfactory to Administrative Agent.

E.             Litigation.  No action, suit, investigation, litigation or proceeding by any entity (private or governmental) before any court, arbitration or governmental authority shall be pending or, to the knowledge of Holdings, Company or their respective Subsidiaries, threatened with respect to this Amendment, any other Loan Document, any other Related Agreement or any other documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which could reasonably be expected to have a Material Adverse Effect.

F.             Certificate Regarding Financial Conditions.  On the Fourth Amendment Effective Date, Company shall have delivered to Administrative Agent an Officer’s Certificate executed by the chief financial officer of Company certifying that (i) the ratio of (A) Consolidated Total Debt immediately after giving effect to the transactions contemplated by this Fourth Amendment to (B) Consolidated EBITDA for the twelve month period ending April 30, 2006, does not exceed 5.50:1.00, together with calculations demonstrating the foregoing in form and substance reasonably satisfactory to Administrative Agent, and (ii) no Potential Event of Default or Event of Default has occurred and is continuing.

G.            Solvency Assurances.  On the Fourth Amendment Effective Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company dated the Fourth Amendment Effective Date, substantially in the form of Exhibit A annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by this Fourth Amendment, the Second Lien Fourth Amendment and the Holdings Note Documents, (i) Holdings and its Subsidiaries on a

consolidated basis will be Solvent and (ii) Company and its Subsidiaries on a consolidated basis will be Solvent.

H.            Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

I.              Fees and Expenses.  Administrative Agent shall have received all of Administrative Agent’s reasonable costs and expenses as described in subsection 10.2 of the Credit Agreement incurred by Administrative Agent (including, without limitation, the reasonable fees and disbursements of O’Melveny & Myers LLP) in connection with this Amendment and the documents and transactions related hereto, and any fees separately agreed upon between Company and Administrative Agent.

J.             No Material Adverse Effect; No Default.  Since December 31, 2005, there shall not have occurred (i) a material adverse effect upon the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, Company and its subsidiaries, taken as a whole or (ii) a material adverse effect on the ability of Holdings, Company or any of its subsidiaries executing a Loan Document to perform, or of Administrative Agent or any Lender to enforce, the obligations under the Loan Documents.  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by this Fourth Amendment that would constitute an Event of Default or a Potential Event of Default.

K.            Notification of Execution.  Receipt by Administrative Agent and Company of written or telephonic notice that Company, Holdings, Requisite Lenders (including Lenders committed to fund the New Term Loans and to provide the Revolving Loan Commitments) and each of the Credit Support Parties has executed this Amendment and authorized its delivery.

L.            Funding Conditions.  All funding conditions set forth in Section 4.2 of the Credit Agreement shall have been satisfied.

SECTION 5.                                                    MISCELLANEOUS

A.            Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i)            On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(ii)           Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii)          The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents.

B.            Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C.            Name Change.  Lenders hereby waive compliance with the provisions of Section 6(b) of the Security Agreement, to the extent and only to the extent of its requirement of 30 days’ prior written notice requirement of the Company’s name change from “MD Beauty, Inc.” to “Bare Escentuals Beauty, Inc.”

D.            Intercreditor Agreement.  Lenders hereby authorize Administrative Agent to enter into the Acknowledgement of Intercreditor Agreement with BNP Paribas, as administrative agent under the Second Lien Credit Agreement and Company.

E.             Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

F.             Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

BARE ESCENTUALS BEAUTY, INC.

By:          /s/ Leslie A. Blodgett

Name:     Leslie A Blodgett

Title:                     President, Chief Executive Officer and Secretary

HOLDINGS:

BARE ESCENTUALS, INC.

By:          /s/ Leslie A. Blodgett____________
Name:     Leslie A Blodgett

Title:                     Chief Executive Officer

CREDIT SUPPORT PARTIES:

(for purposes of Section 3)                                                                                                                                                        BIOCEUTIX INC.

ID DIRECT, INC.

MD BEAUTY SALES, INC.

By:          /s/ Leslie A. Blodgett___________
Name:     Leslie A Blodgett

Title:                     President, Chief Executive Officer and Secretary

LENDERS:

BNP PARIBAS,

individually and as Administrative Agent

By:          /s/ Amy Kirschner___________
Name:     Amy Kirschner

Title:                     Director

By:          /s/ Cecile Scherer___________
Name:     Cecile Scherer

Title:                     Director
Merchant Banking Group